Exhibit (a)(5)

SIERRA INCOME CORPORATION

FORM OF ARTICLES SUPPLEMENTARY

ELECTING TO BE SUBJECT TO SUBTITLE 8 OF THE MARYLAND GENERAL

CORPORATION LAW

Sierra Income Corporation (the “Corporation”), a Maryland corporation, certifies to the State Department of Assessments and Taxation of Maryland that:

RECITALS

FIRST: Section 4.1(f) of the Articles of Amendment and Restatement (the “Charter’) of Sierra Income Corporation provides as follows:

Subject to applicable requirements of the 1940 Act and except as may be provided by the board of directors in setting the terms of any class or series of Preferred Shares (as hereinafter defined), any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Section 3-802(a)(2)(ii) of the Maryland General Corporation Law and in order to give full effect to Section 4.1(f) of the Charter, the Board of Directors has, by a resolution of the Board of Directors, elected that the Corporation shall be subject to Section 3-804(c) of the Maryland General Corporation Law, which, in pertinent part, provides that a vacancy on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors of the Board of Directors in office, even if the remaining directors do not constitute a quorum.

THIRD: These Articles Supplementary shall become effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer as of October [    ], 2015.

SIERRA INCOME CORPORATION

Attest:		By:
	Richard T. Allorto, Jr.		Seth Taube
	Secretary		Chief Executive Officer